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                                                                       EXHIBIT 4


                                    AMENDMENT
                              TO ANTEC CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

         Effective upon the approval of the stockholders of the Company at its annual shareholder meeting held May 6, 1999, the number of shares that may be issued pursuant to the Employee Stock Purchase Plan has been increased to 800,000 shares.


Dated May 6, 1999


                          ANTEC CORPORATION


                          By: /s/ LAWRENCE A. MARGOLIS
                             ------------------------------------
                                    Lawrence A. Margolis

                          Its: Executive Vice President, Chief Financial Officer
                               and Secretary

















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